Exhibit 10.4

EXECUTION COPY

SEPARATION AGREEMENT

1.	Parties. The parties to this Separation Agreement (“Agreement”) are:

(a) Donald F. Cole (“Executive”); and

(b) CapitalSource Inc. (“Company”)

2.	Recitals.

WHEREAS, Executive and the Company are parties to an Employment Agreement dated July 29, 2010 (as amended to date, the “Employment Agreement”);

WHEREAS, Executive has served the Company as its Chief Financial Officer;

WHEREAS, Executive and the Company have agreed that as of December 31, 2011 (the “Separation Date”) Executive will resign from all positions with the Company, and all of its respective directly and indirectly owned subsidiaries and affiliates, including all employment, committee, officer and board of directors and other positions; and

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company will end on the Separation Date;

NOW, THEREFORE, for and in consideration of the release, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, and intending to be legally bound, Executive and Company agree as follows:

3.	Termination of Employment; Termination of Officer and Director Positions. Subject to the Executive’s performance of his obligations to work diligently, professionally and in the interest of the Company, and to comply with the provisions of the Employment Agreement, in all cases from the date of this Agreement to the Separation Date, the parties agree that Executive’s employment with the Company will terminate effective as of the close of business on the Separation Date. The parties agree that, effective as of the Separation Date, Executive hereby resigns as an officer and from all positions with, the Company and all of its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), including all committee, employee, officer and board of directors and other positions. For purposes of the Employment Agreement, the Separation Date shall be the Executive’s Date of Termination and effective termination of Executive’s employment thereunder.

4.

Payments, Benefits and Other Consideration. As required under the Employment Agreement, the Company will pay Executive (i) the Executive’s base salary through the Separation Date to the extent not theretofore paid; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the current benefit plans of the Company; and (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Separation Date and which are reimbursable in accordance with the Employment Agreement; all in a lump sum in cash within ten (10) days of the Separation Date or such later date as such payments may be due under the terms of the applicable plan, program or arrangement. The Executive is entitled to the foregoing payments regardless of whether or not he signs this

Agreement. In addition, pursuant to the Employment Agreement, and subject to the execution and non-revocation of the General Release and to the other terms of this Agreement, the Executive shall be entitled to the following:

a.	Severance. Within three (3) business days of the Release Effective Date of this Agreement (as defined below), the Company will pay Executive a cash lump sum in an amount equal to six hundred seventy five thousand dollars ($675,000) (the “Severance Payment”).

b.	Bonus. Within three (3) business days of the Release Effective Date of this Agreement, the Company will pay the Executive three hundred thirty seven thousand five hundred dollars ($337,500).

c.	Equity Awards. All then unvested stock options, stock appreciation rights, restricted stock awards, dividend equivalent rights, restricted stock units or deferred stock awards (collectively “Equity Awards”) held by Executive will become vested as of the date following the Separation Date on which the General Release (as defined below in Section 5) has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”) except those granted pursuant to Section 5(c) of his Employment Agreement and the shares of restricted stock credited as dividends thereto, of which only 75% of the total number of shares of restricted stock (and dividends credited thereto) and stock options granted thereunder will become vested as of the Release Effective Date to the extent not already vested, with the remainder to be surrendered and forfeited as of the Separation Date. All of the vested stock options owned by the Executive on the Release Effective Date shall remain exercisable for two years from the Separation Date. Executive hereby agrees that the tax withholding obligation with respect to vesting in the Equity Awards and with respect to the delivery of shares in satisfaction of the restricted stock units shall be satisfied by the surrender and forfeiture on the Release Effective Date of a portion of such Equity Awards and hereby authorizes the Company to use such portion to satisfy such obligations. For the avoidance of doubt, the parties agree that all of Executive’s unvested Equity Awards that are outstanding as of the date hereof are listed on Exhibit A. Except as provided in this paragraph 4(c), the Equity Awards will continue to be governed by the terms of the awards agreements with regard to such Equity Awards and the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan.

d.	Benefits Continuation. Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Separation Date for 24 months following the Separation Date in such medical, dental, hospitalization and life insurance coverages in which the Executive and his eligible dependents were participating immediately prior to the Separation Date or until such earlier time the Executive becomes eligible for comparable benefits elsewhere. Such medical, dental and hospitalization coverage will be provided pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) provided, however, if such insurance coverage cannot be provided by the Company for any period after 18 months following the Separation Date, the Company will pay the Executive the amount on an after-tax basis equal to the COBRA premiums for the subsequent period.

e.	Executive Property Rights. The Company shall assign and transfer to the Executive his current mobile telephone number after the Separation Date.

5.	Releases of Claims. Consistent with Section 9 of the Employment Agreement and in consideration for and contingent upon the Executive’s receipt of the payments and benefits set forth in Section 4(a)-(d) above, the Executive shall execute and deliver the release attached hereto as Exhibit B (the “General Release”) within twenty-one (21) days of the Separation Date. The payments and benefits set forth in Section 4(a)-(d) above will be forfeited, if the Executive fails to execute and deliver the General Release within the time period provided in this Section 5 or revokes the General Release.

6.	No Waiver of Vested Rights. Notwithstanding anything else in this Agreement, the parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that the Executive may have with respect to any pension or other retirement benefits to which the Executive is or will be entitled by virtue of the Executive’s employment with the Company, and nothing in this Agreement shall prohibit the Executive from enforcing such rights.

7.	No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

8.	Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein. Notwithstanding the foregoing, the parties do not intend by this Agreement to supersede the Employment Agreement. The parties hereto acknowledge and agree that the provisions of the Employment Agreement (excluding the payment of severance benefits pursuant to Section 9 thereof in accordance with this Agreement, which shall be fully satisfied upon the termination of Executive’s employment as contemplated by this Agreement upon payment of the benefits set forth in Section 4 hereof) shall continue in full force and effect in accordance with the terms thereof and shall survive the execution of this Agreement in accordance with their terms.

9.	Choice of Law. Because of the Company’s and Executive’s substantial contacts with the State of Maryland, the fact that the Company’s headquarters are located in Maryland, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and the Company’s execution of and making of this Agreement in Maryland, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Maryland, without regard for any conflict of law principles.

10.	Choice of Forum. The parties to the Agreement irrevocably and unconditionally (i) agree that any legal proceeding arising out of or in connection with this Agreement shall be brought in a court of subject matter jurisdiction located in the Maryland, (ii) consent to the exclusive jurisdiction of such a court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. The parties also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in connection with any such proceeding and submit to personal jurisdiction in such venue.

11.

Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

i.	If to the Company:

CapitalSource Inc.

5404 Wisconsin Avenue, 2nd Floor

Chevy Chase, MD 20815

Attention: General Counsel

Telephone: (301) 634-2744

Facsimile: (301) 272-3444

E-mail: jturitz@capitalsource.com

ii.	If to Executive:

Donald F. Cole

2431 N. Underwood Street

Arlington, VA 22205

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.	Miscellaneous/Waiver of Statutory Provisions. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement; provided, however, that this Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto. The parties agree that this Agreement shall be binding upon and inure to the benefit of Executive’s assigns, heirs, executors and administrators as well as the Company, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives.

13.	Consultation with Attorney. By executing this Agreement, Executive acknowledges that, at the time he was presented with this Agreement for his consideration, he was advised by a representative from Company, in writing (by way of this paragraph of this Agreement), to consult with an attorney about this Agreement, its meaning and effect, before executing this Agreement.

14.	No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

15.	Section 409A. The parties hereto acknowledge and agree that none of the benefits provided to Executive hereunder are deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and that none of the benefits provided to Executive hereunder shall be subject to the six-month delay described in Code Section 409A(a)(2)(B).

16.	Amendments and Severability. The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

17.	Further Assistance. Executive agrees to make himself reasonably available to the Company (subject to his personal and professional schedule) relating to his prior services as an officer and employee of the Company and/or its affiliates, including, but not limited to, assisting the Company and any of its affiliates and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or such affiliates reasonably determines his participation to be necessary, and responding to questions and inquiries with respect to such prior services in connection with any such proceedings. Executive agrees to complete a Directors and Officers Questionnaire for purposes of the Company’s 2011 proxy statement disclosure and, subject to Executive’s business and personal schedule, to assist and cooperate with any other disclosure reasonably related to his prior services. Such assistance will be without additional compensation to Executive, however, he will be reimbursed for any out-of-pocket expenses he incurs in providing such assistance. Notwithstanding anything to the contrary contained herein, the payments and benefits set forth in Section 4 are not conditioned or contingent upon Executive’s compliance with this Section 17.

IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement.

/s/ Donald F. Cole
Donald F. Cole

Date: October 26, 2011

CapitalSource Inc.

By:	/s/ James J. Pieczynski
James J. Pieczynski Co-Chief Executive Officer

Date: October 26, 2011

Exhibit A

RESTRICTED STOCK

Number of Shares	Vest Date
50,395	July 29, 2012
50,393	July 29, 2013

OPTIONS

Number of Options	Grant Date	Exercise Price
100,000	July 29, 2010	$5.26
125,000	May 15, 2009	$3.49

Exhibit B

General Release of Claims

Consistent with Section 9 of the Employment Agreement dated July 29, 2010 (the “Employment Agreement”) and in consideration for the Executive’s receipt of the amounts set forth in Section 4(a), (b), (c) and (d) of the Separation Agreement dated October 26, 2011 by and between CapitalSource Inc. (the “Company”) and the Executive (the “Separation Agreement”), the Executive, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge the Company and its past, current and future affiliated entities, as well as its and their predecessors, successors, assigns, and its and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which the Executive has or may have against any of them arising out of or in connection with his employment by the Company, the Employment Agreement, the termination of his employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of his signing of this General Release, except that the Executive is not releasing any claims arising under Sections 10, 11, or 12 of the Employment Agreement, any other right to indemnification that the Executive may otherwise have, or any claims arising after the date of his signing this General Release (including any claim relating to the enforcement of the Separation Agreement). The Executive agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. The Executive represents and warrants that he has not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons or entities released herein and that he will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.

This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and Article 49B of the Maryland Code, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by the Executive or on his behalf in any suit, charge of discrimination, or claim against the Company or the persons or entities released herein.

The Executive and the Company acknowledge that different or additional facts may be discovered in addition to what the Executive and the Company now know or believe to be true with respect to the matters released in this General Release, and the Executive and the Company agree that this General Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

Claims Excluded from this Release: However, notwithstanding the foregoing, nothing in this General Release shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws. The Executive understands that rights or claims under the Age Discrimination in Employment Act that may arise after the Executive executes this General Release are not waived. Likewise, nothing in this General Release shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency. Notwithstanding the foregoing, the Executive agrees to waive his right to recover individual relief in any charge, complaint, or lawsuit filed by him or anyone on his behalf.

The Executive acknowledges that he has been given an opportunity of twenty-one (21) days to consider this General Release and that he has been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of his own choosing. Moreover, for a period of seven (7) days following his execution of this General Release, the Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If the Executive elects to revoke this General Release in whole or in part within this seven-day period, he must inform the Company by delivering a written notice of revocation to the Company’s General Counsel, at the Notice address provided in Section 11(i) of the Separation Agreement, no later than 11:59 p.m. on the seventh calendar day after he signs this General Release. The Executive understands that, if he elects to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to make the payment, provide the other benefits and take the other actions under Section 4 of the Separation Agreement. The Executive may, if he wishes, elect to sign this General Release prior to the expiration of the 21-day consideration period, and the Executive agrees that if he elects to do so, his election is made freely and voluntarily and after having an opportunity to consult counsel.